Exhibit 31.4
CERTIFICATIONS

I, Stephen Cumming, certify that:

1.	I have reviewed this Amendment No. 1 to the Quarterly Report on Form 10-Q of Atmel Corporation;

2.
Based on my knowledge, this amendment does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this amendment.

3.
Based on my knowledge, the financial statements, and other financial information included in this amendment, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this amendment.

December 3, 2012	/s/ STEPHEN CUMMING
Stephen Cumming
Vice President Finance & Chief Financial Officer